Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for the Fourth Quarter of Fiscal Year 2015

•	Total revenue increased 37% to $4 million from $2.9 million in the same period last year; up 25% from the quarter ending December 31, 2014
•	Cash as of March 31, 2015 of $6.1 million and debt free
•	Upon completion of Ruthigen merger, Oculus will receive an additional $4.5 million from the sale of Ruthigen shares
•	Company strategy to expand footprint in U.S. dermatology is on track: sales in the fourth quarter grew to $412,000, up $302,000 from the same period last year
•	Conference call begins at 4:30 p.m. EDT today

PETALUMA, Calif.--(June 11, 2015)--Oculus Innovative Sciences, Inc. (NASDAQ: common stock OCLS, tradable warrants OCLSW) today announced financial results for the fourth quarter of fiscal year 2015, which ended on March 31, 2015. Total revenue was $4.0 million for the fourth quarter as compared to $2.9 million for the same period in 2014. Product revenues were up 41% from the same period last year, driven by increases in Mexico, Europe, the United States, the Middle East and Singapore, partially offset by decreases in product royalty revenue in the United States for animal healthcare products.

“We are pleased with the progress we are making as a company, which is evidenced with our solid fourth quarter results. Going forward, we will continue to implement three key initiatives that we believe will return us to strong overall revenue growth in conjunction with the continued high growth of our international business,” said Jim Schutz, Oculus CEO. “First, using our direct sales force, we have launched three human healthcare products in the United States in the last six months, and have additional new product launches planned for the next six months. Second, building on our solid sales performance in Europe, along with the recent CE Mark approvals for the treatment of acne, scars, atopic dermatitis and certain skin procedures, we intend to create a country-specific European dermatology distribution network. Third, we have selected a highly experienced new partner in the animal healthcare space, and launched the MicrocynAH animal healthcare family of products in the United States in March 2015.”

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Results for the Three Months Ended March 31, 2015

Product revenue in Mexico for the three months ended March 31, 2015, of $1.7 million, increased $837,000, or 96%, when compared to the same period in the prior year. During the current quarter Oculus’ partner, More Pharma, was purchased by a significantly larger company, Laboratorios Sanfer (“Sanfer”), and Sanfer has stocked the products in a number of additional pharmacies, causing a strong growth in the number of units sold. Separately, for the three months ended March 31, 2015 and 2014, the product licensing revenue was $369,000 and $372,000, respectively, related to the amortization of upfront license fees paid by More Pharma.

Revenue in Europe and the Rest of the World for the three months ended March 31, 2015, was $932,000, with an increase of $329,000, or 55%, as compared to the same period in the prior year, with increases in Europe, Middle East and Singapore, partly offset by a decrease in India. The increase in Europe is largely the result of multiple new advanced tissue care product line extensions as well as the addition of new European distributors. Sales increased in the Middle East by $337,000 as a result of winning government bids and the timing of periodic orders.

Total product revenues in the United States were $623,000 for the three months ended March 31, 2015, as compared to $287,000 in the quarter ended March 31, 2014. Product revenues were up $336,000 from the same period last year due to higher sales in dermatology and acute care products. Separately, the product licensing revenue was down $416,000 or 48%, primarily related to lower sales in animal healthcare.

In the third quarter of this year, Oculus deployed a direct sales force focused on dermatology, which has launched three new dermatology products. U.S. dermatology sales for the fourth quarter were $412,000, up $302,000 from the same period last year as Oculus was launching its Alevicyn and Celacyn products with its direct sales force along with growth in revenue from Oculus’ dermatology partner. Oculus recorded revenue in the amounts of $10,000 and $416,000, for the three months ended March 31, 2015 and 2014, respectively, from Oculus’ former animal healthcare partner. The decrease in revenue was caused by a reduction in the unit volume related to Oculus’ transition to a new animal health care partner. At the end of the quarter ended March 31, 2015, Oculus launched the MicrocynAH® animal health care products with SLA Brands, the company’s new animal healthcare partner.

Oculus reported gross profit related to the company’s products of $1.9 million, or 52% of product revenues, during the three months ended March 31, 2015, compared to a gross profit of $1.4 million, or 52% of product revenues, for the same period in the prior year. Licensing revenues are included in the calculation of product revenues and gross profit for the quarters ended March 31, 2015 and 2014, which amounted to $369,000 and $372,000, respectively.

Total operating expenses of $3.6 million for the three months ended March 31, 2015, increased by $155,000, or 4%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the fourth quarter of fiscal year 2015 were $3.3 million, up $101,000, or 3%, as compared to the same period in the prior year. The increase in operating expenses, minus non-cash expenses, was due to higher sales and marketing expenses in the United States, partially offset by lower expenses for the company’s previously consolidated, wholly owned subsidiary, Ruthigen.

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Research and development expenses of $374,000 for the three months ended March 31, 2015, decreased $348,000, or 48%, when compared to the same period in the prior year. The decrease is largely due to $314,000 incurred during the same period in the prior year by the company’s formerly wholly owned subsidiary Ruthigen.

Selling, general and administrative expense for the three months ended March 31, 2015, increased $503,000, or 18%, when compared for the same period in the prior year. The increase for the three months ended March 31, 2015, was primarily due to higher sales and marketing expenses in the United States as Oculus added to its direct sales force in dermatology and acute care, partially offset by a decrease of $266,000 related to expenses incurred by the company’s formerly wholly owned subsidiary, Ruthigen, in the prior period.

Net loss for the three months ended March 31, 2015, was $1.5 million, an increase of $9.0 million, as compared to net income of $7.5 million for the same period in the prior year. The increase is primarily due to the one-time gain of $11.1 million recorded in the three months ended March 31, 2014, related to Oculus’ investment in Ruthigen.

As of March 31, 2015, Oculus had unrestricted cash and cash equivalents of $6.1 million, as compared with $5.5 million at March 31, 2014, and the company has no debt outstanding. On January 26, 2015, Oculus closed an underwritten public offering with net proceeds of $5.3 million. On March 16, 2015, Oculus announced that it sold 350,000 shares of Ruthigen for $962,000 and agreed to sell its remaining 1.65 million Ruthigen shares for $4.5 million to investors if the merger of Ruthigen is completed.

Results for Twelve Months Ending March 31, 2015

Total revenues were $13.9 million for the twelve months ended March 31, 2015, as compared to $13.7 million for the same period in the prior year. Product revenues, including product licensing fees, for the twelve months ended March 31, 2015, were $13.0 million, an increase of $272,000, or 2%, for the same period in the prior year. The increase in sales is a result of sales growth in Europe, Mexico, the Middle East and Singapore, partially offset by decreases in the product royalty revenue in the United States related to animal and dermatology products, as well as a decrease in India.

Oculus reported gross profit related to sales of its products of $7.1 million, or 55% of product revenues, for the twelve months ended March 31, 2015, compared to a gross profit of $8.2 million, or 65% of product revenues, for the same period in the prior year.

Total operating expenses minus non-cash expenses decreased $649,000 for the twelve months compared to the same period in the prior year. Operating loss minus non-cash expenses (EBITDAS) for the twelve months ended March 31, 2015, was $4.7 million, compared to $4.6 million for the same period last year.

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Conference Call

Oculus’ management will hold a conference call today to discuss fourth quarter fiscal year 2015 results and answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 18697280. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “believe,” “preparing,” “anticipates,” and “launch,” “create,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company’s common stock and warrants may be delisted from NASDAQ, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2014. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus, MicrocynAH® and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2015	2014
	(unaudited)
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$6,136	$5,480
Accounts receivable, net	1,517	1,790
Due from affiliate	–	537
Inventories, net	1,402	1,088
Prepaid expenses and other current assets	592	647
Total current assets	9,647	9,542
Property and equipment, net	795	971
Long-term investment	4,538	10,150
Other assets	68	128
Total assets	$15,048	$20,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$932	$736
Accrued expenses and other current liabilities	782	889
Deferred revenue	769	2,629
Current portion of long-term debt	87	143
Derivative liabilities	11	3,175
Total current liabilities	2,581	7,572
Deferred revenue, less current portion	413	1,152
Long-term debt	–	4
Total liabilities	2,994	8,728
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 714,286 shares authorized, none issued and outstanding at March 31, 2015 and 2014, respectively	–	–
Common stock, $0.0001 par value; 30,000,000 shares authorized, 15,045,080 and 8,160,145 shares issued and outstanding at March 31, 2015 and March 31, 2014, respectively	2	1
Additional paid-in capital	157,772	149, 141
Accumulated deficit	(142,213)	(134,010)
Accumulated other comprehensive loss	(3,507)	(3,069)
Total stockholders’ equity	12,054	12,063
Total liabilities and stockholders’ equity	$15,048	$20,791

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three Months Ended March 31,		Year Ended March 31,
	2015 (unaudited)	2014 (unaudited)	2015 (unaudited)	2014
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues
Product	$3,268	$1,766	$9,939	$7,210
Product licensing fees and royalties	455	871	3,056	5,513
Service	257	277	859	945
Total revenues	3,980	2,914	13,854	13,668
Cost of revenues
Product	1,801	1,263	5,908	4,510
Service	185	268	658	761
Total cost of revenues	1,986	1,531	6,566	5,271
Gross profit	1,994	1,383	7,288	8,397
Operating expenses
Research and development	374	722	1,533	2,887
Selling, general and administrative	3,272	2,769	12,414	11,561
Total operating expenses	3,646	3,491	13,947	14,448
Loss from operations	(1,652)	(2,108)	(6,659)	(6,051)
Interest expense	–	(2)	(3)	(1,058)
Interest income	–	–	1	1
Gain due to change in fair value of common stock	–	–	–	1,357
Gain on deconsolidation of Ruthigen	–	11,133	–	11,133
Gain (loss) due to change in fair value of derivative liabilities	166	(1,566)	3,164	(1,566)
Impairment loss on long-term investment	(4,650)	–	(4,650)	–
Other (expense) income, net	(16)	–	(56)	(81)
Net (loss) income	$(1,502)	$7,457	$(8,203)	$3,735
Net (loss) income per common share
Basic	$(0.11)	$1.00	$(0.85)	$0.54
Diluted	$(0.11)	$0.99	$(0.85)	$0.54
Weighted-average number of shares used in per common share calculations:
Basic	13,213	7,469	9,657	6,882
Diluted	13,213	7,508	9,657	6,898
Other comprehensive (loss) income
Net (loss) income	$(1,502)	$7,457	$(8,203)	$3,735
Foreign currency translation adjustments	(134)	–	(438)	(78)
Comprehensive (loss) income	$(1,636)	$7,457	$(8,641)	$3,657

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2015	2014	2015	2014
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(1,652)	$(2,108)	$(6,659)	$(6,051)
Non-cash adjustments:
Stock-based compensation	417	337	1,771	1,451
Depreciation and amortization	61	73	253	284
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,174)	$(1,698)	$(4,635)	$(4,316)

(2) Net (loss) income minus non-cash expenses:

GAAP net income (loss) as reported	$(1,502)	$7,457	$8,203	$3,735
Non-cash adjustments:
Stock-based compensation	417	337	1,771	1,451
Depreciation and amortization	61	73	253	284
Loss (gain) due to change in fair value of common stock	–	–	–	(1,357)
Loss (gain) due to change in fair value of derivative instruments	(166)	1,566	(3,164)	1,566
Gain on deconsolidation of Ruthigen	–	(11,133)	–	(11,133)
Impairment loss on long-term investment	4,650	–	4,650	–
Non-cash interest expense	–	–	863	863
Non-GAAP net loss minus non-cash expenses	$(1,190)	$(1,700)	$(4,693)	$(4,591)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$3,646	$3,491	$13,947	$14,448
Non-cash adjustments:
Stock-based compensation	(363)	(295)	(1,536)	(1,325)
Depreciation and amortization	(9)	(23)	(42)	(105)
Non-GAAP operating expenses minus non-cash expenses	$3,274	$3,173	$12,369	$13,018

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.
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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

	Three Months Ended March 31,
Product related revenues	2015	2014	$ Change	% Change
United States	$623	$287	$336	117%
Mexico	1,713	876	837	96%
Europe and Rest of the World	932	603	329	55%
	3,268	1,766	1,502	85%
Product license fees and royalties	455	871	(416)	(48)%
Total product related revenues	$3,723	$2,637	$1,086	41%

	Three Months Ended March 31,
Product license fees and royalties	2015	2014	$ Change	% Change
Exeltis and Quinnova	$76	$85	$(9)	(11)%
Innovacyn	10	416	(406)	(98)%
Sanfer Laboratorios and More Pharma	369	370	(1)	0%
Total product license fees and royalties	$455	$871	$(416)	(48)%

	Year Ended March 31,
Product related revenues	2015	2014	$ Change	% Change
United States	$1,988	$1,406	$582	41%
Mexico	5,053	3,758	1,295	34%
Europe and Rest of the World	2,908	2,046	862	42%
	9,939	7,210	2,739	38%
Product license fees and royalties	3,056	5,513	(2,467)	(45)%
Total product related revenues	$12,995	$12,723	$272	2%

	Year Ended March 31,
Product license fees and royalties	2015	2014	$ Change	% Change
Exeltis and Quinnova	$427	$807	$(380)	(47)%
Onset and Precision	–	27	(27)	(100)%
Eloquest	–	69	(69)	(100)%
Innovacyn	1,120	3,100	(1,980)	(64)%
Sanfer Laboratorios and More Pharma	1,499	1,501	(2)	0%
China distributor	–	78	(78)	(100)%
Total product license fees and royalties	$3,046	$5,582	$(2,526)	(45)%

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